Exhibit 99.1

Telenav Announces Settlement of Patent Lawsuit
-Company Provides Updated Guidance for Second Quarter Fiscal 2017
-Full Quarterly Results to Be Announced January 31, 2017
Santa Clara, Calif. - January 12, 2017 -Telenav®, Inc. (NASDAQ:TNAV), a leading provider of connected car and location-based platform services, today announced that it has entered into a settlement and license agreement with Vehicle IP, LLC resolving Vehicle IP, LLC v. AT&T Mobility, LLC, et. al, Civil Action No. 09-1007-LPS in the U.S. District Court for the District of Delaware, a patent infringement litigation brought against Telenav and Telenav’s customer AT&T Mobility LLC. The one-time settlement and license payment of $8 million to be made by Telenav will have a material impact on Telenav’s Second Quarter Fiscal Year 2017 financial results for the quarter ended December 31, 2016. Telenav will not have any continuing obligations to make future settlement or license payments to Vehicle IP. The amounts to be paid also resolve any indemnity obligations by Telenav to AT&T Mobility in connection with the case. The case is expected to be dismissed promptly with respect to Telenav and AT&T Mobility. The company also announced updated guidance for the quarter.
“We are pleased to resolve this patent infringement lawsuit and put the issue and potential future litigation costs related to this matter behind us. As a result of this, we are providing updated guidance for the December 31, 2016 quarter,” said Michael Strambi, Chief Financial Officer of Telenav. “We experienced higher than expected revenue for the December quarter, which was driven by increases in both our Auto and Advertising businesses. However, operating expenses were greater than anticipated due to the one-time settlement and license fee. At December 31, 2016, we had cash and short term investments of $103.7 million. The payment for the settlement will occur during January 2017. As of September 30, 2016, we had accrued a liability of $850,000 related to the case, so the settlement’s impact on the December quarter will be reduced by that accrued amount. We will provide our full financial results on our earnings call scheduled for January 31st.”

Updated Guidance
This updated guidance reflects the impact of the resolution of the patent lawsuit and management’s initial review of the results of operations for the quarter ended December 31, 2016, and remains subject to completion of the company’s customary quarterly closing and review procedures which will be completed prior to our announcement of the operating results on January 31, 2017.
For the quarter ended December 31, 2016, Telenav offers the following updated guidance, which is predicated on management’s judgments:

•	Total revenue is expected to be $51 to $52 million as compared to previous guidance of $46 to $49 million;

•	Automotive revenue is expected to be approximately 74% of total revenue;

•	Advertising revenue is expected to be approximately 16% of total revenue;

•	Billings are expected to be $58 to $59 million as compared to previous guidance of $51 to $54 million;

•	Gross margin is expected to be 44.5% as compared to previous guidance of 42%;

•	Operating expenses are expected to be $35 to $36 million as compared to previous guidance of $30 to $31 million;

•	Net loss is expected to be ($12) to ($13) million as compared to previous guidance of ($10) to ($11.5) million;

•	Net loss per share is expected to be ($0.28) to ($0.30) as compared to previous guidance of ($0.23) to ($0.26);

•	Adjusted EBITDA is expected to be ($2.5) to ($3.5) million as compared to previous guidance of ($6.5) to ($8) million; and

•	Weighted average shares outstanding are expected to be 43.2 million.

The above information concerning guidance represents Telenav’s outlook only as of the date hereof, and is subject to change as a result of the company’s customary quarterly closing and review procedures. Telenav undertakes no obligation to update or revise any financial forecast or other forward looking statements, as a result of new developments or otherwise.

Earnings Conference Call Scheduled for January 31, 2017
The company will report results for the second quarter fiscal 2017 on Tuesday, January 31, 2017 with an investor conference call and live webcast at 2:00 p.m. PT (5:00 p.m. ET). To access the conference call, dial 877-795-3648 (toll-free, domestic only) or 719-325-4755 (domestic and international toll) and enter pass code 5663996. The webcast will be accessible on Telenav's investor relations website at http://investor.telenav.com. A replay of the conference call will be available for two weeks beginning approximately two hours after its completion. To access the replay, dial 888-203-1112 (toll-free, domestic only) or 719-457-0820 (domestic and international toll) and enter pass code 5663996.

Use of Non-GAAP Financial Measures
Telenav prepares its financial statements in accordance with generally accepted accounting principles for the United States, or GAAP. The non-GAAP financial measures such as billings and adjusted EBITDA included in this press release are different from those otherwise presented under GAAP.

Telenav has provided guidance for the second quarter of fiscal 2017 on a non-GAAP basis, for billings and adjusted EBITDA, in addition to GAAP financial measures because management believes these non-GAAP measures help provide a consistent basis for comparison between periods that are not influenced by certain items and therefore are helpful in understanding Telenav’s underlying operating results. These non-GAAP measures are some of the primary measures Telenav’s management uses for planning and forecasting. These measures are not in accordance with, or an alternative to, GAAP and these non-GAAP measures may not be comparable to information provided by other companies.

Billings measure revenue recognized plus the change in deferred revenue from the beginning to the end of the period. We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and viability of our business. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP. First, billings include amounts that have not yet been recognized as revenue and may require additional services to be provided over contracted service periods. For example, billings related to certain connected solutions cannot be fully recognized as revenue in a given period due to requirements for ongoing provisioning of services such as hosting, monitoring and customer support. Second, we may calculate billings in a manner that is different from peer companies that report similar financial measures. When we use these measures, we compensate for these limitations by providing specific information regarding revenue and evaluating billings together with revenue calculated in accordance with GAAP.

Adjusted EBITDA measures our GAAP net loss excluding the impact of stock-based compensation expense, depreciation and amortization, other income (expense), provision (benefit) for income taxes, and other applicable items such as legal contingencies, restructuring accruals and reversals, and deferred rent reversals due to lease termination, net of tax. We believe this is a useful measure of profitability before the impact of certain non-cash expenses, interest income, income taxes, and certain other items that management believes affect the comparability of operating results. Adjusted EBITDA, while generally a measure of profitability, can also represent a loss.

Telenav does not provide reconciliations of its forward-looking non-GAAP financial measures of billings and adjusted EBITDA to the corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections with respect to deferred revenue, deferred costs, stock-based compensation and tax provision (benefit), which are components of these non-GAAP financial measures. In particular, stock-based compensation is impacted by future hiring and retention needs, as well as the future fair market value of Telenav’s common stock, all of which is difficult to predict and subject to constant change. The actual amounts of these items will have a significant impact on Telenav’s GAAP net loss per diluted share and GAAP tax provision (benefit). Accordingly, reconciliations of Telenav’s forward-looking non-GAAP financial measures to the corresponding GAAP measures are not available without unreasonable effort.

Forward Looking Statements
This press release contains forward-looking statements that are based on Telenav management's beliefs and assumptions and on information currently available to our management. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others; the completion of

Telenav and its independent auditor’s review of Telenav’s financial results for the three months ended December 31, 2016. We discuss the overall business risks Telenav faces in greater detail in "Risk factors" and elsewhere in our Form 10-Q for the three months ended September 30, 2016 and other filings with the U.S. Securities and Exchange Commission (SEC), which are available at the SEC's website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management's beliefs and assumptions only as of the date made. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.
About Telenav, Inc.
Telenav is a leading provider of connected car and location-based platform services, focused on transforming life on the go for people - before, during, and after every drive. Leveraging our location platform, global brands such as Ford, GM, Toyota and AT&T deliver custom connected car and mobile experiences. Additionally, advertisers such as Denny's, Walmart, and Best Buy reach millions of users with our highly-targeted advertising platform. To learn more about how Telenav's location platform powers personalized navigation, mapping, big data intelligence, social driving, and location-based ads, visit www.telenav.com.
Copyright 2017 Telenav, Inc. All Rights Reserved.

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Investor Relations Contact:
Cynthia Hiponia or Erin Rheaume
The Blueshirt Group for Telenav, Inc.
408-990-1265
IR@telenav.com